[LETTERHEAD OF DASZKAL, BOLTON, MANELA, DEVLIN & CO.]

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in this registration statement on Form SB-2 of our report dated March 2, 2001 related to the financial statements of Visitel Enterprises, Corp., and to the reference to our firm under the caption "Experts" in the prospectus.


/s/Daszkal, Bolton, Manela, Devlin & Co.

Boca Raton, Florida
July 19, 2001